As filed with the Securities and Exchange Commission on October 27, 2000.
                             Registration Nos. 333-33896 and 333-33896-01
=========================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                            ____________________

                               POST-EFFECTIVE
                              AMENDMENT NO. 1
                                     ON
                                  FORM S-3
                                     TO
                                  FORM S-4
                           Registration Statement
                                   Under
                         The Securities Act of 1933
                           _______________________

           NEW NISOURCE INC.                      NISOURCE INC.
     (Exact name of registrant as          (Exact name of registrant as
       specified in its charter)            specified in its charter)

               DELAWARE                              INDIANA
    (State or other jurisdiction of      (State or other jurisdiction of
    incorporation or organization)        incorporation or organization)

              35-2108964                            35-1719974
            (I.R.S employer                      (I.R.S employer
        identification number)                identification number)

                            801 East 86th Avenue
                         Merrillville, Indiana 46410
                               (219) 853-5200
             (Address, including zip code, and telephone number,
      including area code, of registrant's principal executive offices)

                               Stephen P. Adik
                            801 East 86th Avenue
                         Merrillville, Indiana 46410
                               (219) 853-5200
          (Name, address, including zip code, and telephone number,
                 including area code, of agent for service)

                              WITH A COPY TO :
                            Frederick L. Hartmann
                            Schiff Hardin & Waite
                              6600 Sears Tower
                        Chicago, Illinois 60606-6473
                               (312) 258-5500
                         ___________________________







        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   FROM TIME TO TIME AFTER THE MERGER DESCRIBED IN THE EXPLANATORY NOTE BELOW HAS BEEN COMPLETED AND THIS POST-EFFECTIVE AMENDMENT TO THE REGISTRATION STATEMENT HAS BECOME EFFECTIVE.
        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]
        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             CALCULATION OF REGISTRATION FEE

                                                                         Proposed             Proposed
                                                         Amount           maximum             maximum           Amount of
                 Title of each class of                  to be        offering price         aggregate        registration
               securities to be registered             registered      per share (1)     offering price (1)        fee
               ---------------------------             ----------      -------------     -----------------    ------------
       Common Shares, $.01 par value (including         821,000             (1)                 (1)                (1)
       associated preferred share purchase rights)
       of New NiSource Inc.

   (1) A registration fee with respect to these shares was previously paid in connection with the filing by New NiSource Inc. and NiSource Inc. of the Registration Statement on Form S-4 (File No. 333-33896), which was declared effective April 24, 2000. See
        Explanatory Note below.

   The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement will thereafter be effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.







                              EXPLANATORY NOTE

        New NiSource Inc. (the "Company") and NiSource Inc. ("Old NiSource") hereby amend the Registration Statement on Form S-4 (File No. 333-33896), effective _____, 2000 by filing this Post-Effective Amendment No. 1 on Form S-3 relating to 821,000 common shares of the Company, $.01 par value per share (including associated preferred purchase rights) (the "Common Shares"), issuable under the NiSource Inc. Tax Deferred Savings Plan (the "Plan").

        On or about November 1, 2000, the mergers of Old NiSource and Columbia Energy Group ("Columbia") (the "Merger") are expected to be completed. Upon completion of the Merger, Columbia will be a wholly-owned subsidiary of the Company and Old NiSource will be merged into the Company. Pursuant to the Merger Agreement, the Company, Old NiSource and Columbia have taken the necessary actions to cause the Common Shares to be issuable under the Plan when the Merger is completed. Accordingly, Old NiSource's common shares will no longer be issuable under the Plan.

        This Registration Statement relates to 821,000 Common Shares registered on the Form S-4 that are not being issued at the time of the Merger and that are issuable under the Plan on and after the Merger.







               SUBJECT TO COMPLETION - DATED OCTOBER 27, 2000

   PROSPECTUS

                              NEW NISOURCE INC.

                               821,000 Shares
                        Common Shares, $.01 Par Value

                   NISOURCE INC. TAX DEFERRED SAVINGS PLAN

        This Prospectus relates to common shares of New NiSource
   Inc. which may be offered and sold under the NiSource Inc. Tax
   Deferred Savings Plan (the "Plan") to Plan participants who ceased to be employees of New NiSource Inc. and its subsidiaries on or prior to November __, 2000.

        Our common shares are traded on the New York Stock Exchange under the symbol "NI". On October 26, 2000, the closing sale price of the common shares on the New York Stock Exchange was $24 per share.

        The mailing address and telephone number of New NiSource's principal executive offices are: 801 East 86th Avenue, Merrillville, Indiana 46410, telephone number (219) 853-5200.

        This Prospectus should be retained for future reference.

                 __________________________________________

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                 __________________________________________

              The date of this Prospectus is November __, 2000

   The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

   You should rely only on the information provided or incorporated by reference in this Prospectus. The information in this Prospectus is accurate as of the date on these documents, and you should not assume that it is accurate as of any other date.







                              TABLE OF CONTENTS
                              -----------------

                                                                     Page
                                                                     ----
   THE COMPANY.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

   WHERE YOU CAN FIND MORE INFORMATION . . . . . . . . . . . . . . . .  5

   NISOURCE INC. TAX DEFERRED SAVINGS PLAN PROSPECTUS. . . . . . . . .  7

   APPENDIX DATED OCTOBER, 2000 TO SUMMARY PLAN DESCRIPTION DATED
        JANUARY, 2000  . . . . . . . . . . . . . . . . . . . . . . . .  7

   NISOURCE INC. TAX DEFERRED SAVINGS PLAN SUMMARY PLAN DESCRIPTION
        DATED JANUARY, 2000  . . . . . . . . . . . . . . . . . . . . . 11

   INTRODUCTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . 11

   PLAN AT A GLANCE  . . . . . . . . . . . . . . . . . . . . . . . . . 11

   ELIGIBILITY AND ENROLLMENT  . . . . . . . . . . . . . . . . . . . . 12
        Who Is Eligible  . . . . . . . . . . . . . . . . . . . . . . . 12
        When Participation Begins  . . . . . . . . . . . . . . . . . . 13
        Breaks In Service and Transfers to Ineligible Status . . . . . 13

   HOW THE 401(k) PLAN WORKS . . . . . . . . . . . . . . . . . . . . . 13
        Before-Tax Contributions . . . . . . . . . . . . . . . . . . . 14
        An Example . . . . . . . . . . . . . . . . . . . . . . . . . . 15
        Matching Contributions . . . . . . . . . . . . . . . . . . . . 15
        After-Tax Contributions  . . . . . . . . . . . . . . . . . . . 16
        Changing Your Contributions  . . . . . . . . . . . . . . . . . 16
        Naming a Beneficiary . . . . . . . . . . . . . . . . . . . . . 16
        Vesting  . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
        Limitations on Contributions . . . . . . . . . . . . . . . . . 17
        Rollover Contributions . . . . . . . . . . . . . . . . . . . . 17
        "Top-Heavy" Provisions . . . . . . . . . . . . . . . . . . . . 18

   INVESTING YOUR 401(k) ACCOUNTS  . . . . . . . . . . . . . . . . . . 18
        Changing Your Investments  . . . . . . . . . . . . . . . . . . 18
        Statement of Account . . . . . . . . . . . . . . . . . . . . . 19

   WITHDRAWALS AND LOANS WHILE YOU ARE EMPLOYED  . . . . . . . . . . . 19
        Withdrawals  . . . . . . . . . . . . . . . . . . . . . . . . . 19
        Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21

   RECEIVING YOUR BENEFITS . . . . . . . . . . . . . . . . . . . . . . 22
        Benefit Distribution . . . . . . . . . . . . . . . . . . . . . 22
        Federal Tax Consequences of Participation in the Plan  . . . . 23
        Income Tax Withholding . . . . . . . . . . . . . . . . . . . . 25

   OTHER THINGS YOU SHOULD KNOW  . . . . . . . . . . . . . . . . . . . 25

        Plan Sponsor . . . . . . . . . . . . . . . . . . . . . . . . . 25
        Plan Administration  . . . . . . . . . . . . . . . . . . . . . 25
        Plan Number  . . . . . . . . . . . . . . . . . . . . . . . . . 26
        Maximum Contributions  . . . . . . . . . . . . . . . . . . . . 26
        Effect on Other Benefits . . . . . . . . . . . . . . . . . . . 26
        Right to Employment Not Implied  . . . . . . . . . . . . . . . 26
        No Guarantee . . . . . . . . . . . . . . . . . . . . . . . . . 26
        Spendthrift Provision  . . . . . . . . . . . . . . . . . . . . 27
        Unclaimed Funds  . . . . . . . . . . . . . . . . . . . . . . . 27
        Applying for Benefits  . . . . . . . . . . . . . . . . . . . . 27
        Official Plan Documents  . . . . . . . . . . . . . . . . . . . 28
        Trustee  . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
        Claims Procedure . . . . . . . . . . . . . . . . . . . . . . . 29
        Your Rights Under ERISA  . . . . . . . . . . . . . . . . . . . 29

   ADDITIONAL INFORMATION RELATING TO THE INVESTMENT FUNDS . . . . . . 30
        Investment Funds . . . . . . . . . . . . . . . . . . . . . . . 30
        Purchases and Contributions of Common Stock for the
             Common Stock Fund . . . . . . . . . . . . . . . . . . . . 31
        Resales of Common Stock  . . . . . . . . . . . . . . . . . . . 31
        Results of Recent Performance of the Investment Funds  . . . . 31

   AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . 32

   LIMITATION OF LIABILITY . . . . . . . . . . . . . . . . . . . . . . 33

   USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . 33

   PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . . . . 34

   DESCRIPTION OF COMMON SHARES  . . . . . . . . . . . . . . . . . . . 34

   EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34

   LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . 34



                                 THE COMPANY

        On November __, 2000, New NiSource Inc. (the "Company"), a new company formed by NiSource Inc. ("NiSource"), completed the acquisition by merger of Columbia Energy Group ("Columbia").
   Effective November __, 2000, the Company changed its name to "NiSource Inc." Upon completion of the merger, Columbia became a wholly-owned subsidiary of the Company, and the Company continues the businesses conducted by NiSource and Columbia prior to the merger. The fiscal year of the Company will end on December 31 of each year. The Company is a Delaware corporation with its corporate headquarters in Merrillville, Indiana.

        The Company is a super-regional energy and utility-based holding company that provides natural gas, electricity, water and energy related services for residential, commercial and industrial uses through a number of regulated and non-regulated subsidiaries. The Company has over 3.6 million gas and electric customers located primarily in nine states and is the leading gas competitor within the key energy corridor between the Gulf Coast and the Northeast. The Company is a registered holding company under the Public Utility Holding Company Act of 1935. The Company's principal executive offices are located at 801 East 86th Avenue, Merrillville, Indiana 46410, and its telephone number is (219) 853-5200.

        NATURAL GAS. The Company's gas business is comprised of regulated gas utilities and gas transmission companies that operate in nine states. The Company is the largest gas company east of the Rockies based on customers, and has the nation's second largest volume of gas sales with 911 million cubic feet per day.

        Through its wholly-owned subsidiary, Columbia Energy Group, the Company owns five distribution subsidiaries that provide natural gas services to nearly 2.1 million residential commercial and industrial customers in Ohio, Pennsylvania, Virginia, Kentucky and Maryland. The Company also distributes natural gas to approximately 751,000 customers in northern Indiana through three subsidiaries: Northern Indiana Public Service Company, Kokomo Gas and Fuel Company and
   Northern Indiana Fuel and Light Company, Inc.    Additionally, the
   Company's subsidiaries, Bay State Gas Company and Northern Utilities, Inc. distribute natural gas to more than 320,000 customers in the areas of Brockton, Lawrence and Springfield, Massachusetts, Lewiston and Portland, Maine, and Portsmouth, New Hampshire.

        The Company's subsidiaries Columbia Gas Transmission Corporation and Columbia Gulf Transmission Company own and operate an interstate pipeline network of approximately 16,250 miles extending from offshore in the Gulf of Mexico to Lake Erie, New York and the eastern seaboard.
    Together, Columbia Gas Transmission and Columbia Gulf serve customers in 15 northeastern, mid-Atlantic, midwestern, and southern states and the District of Columbia. In addition, Columbia Gas Transmission operates one of the nation's largest underground natural gas storage systems. Columbia Gas Transmission is also participating in the proposed 442-mile Millennium Pipeline Project that has been submitted to the FERC for approval. As proposed, the project will transport approximately 700,000 Mcf of natural gas per day from the Lake Erie region to eastern markets.

        The Company's wholly-owned subsidiary, Crossroads Pipeline Company, owns and operates a 201-mile, 20 inch diameter interstate pipeline extending from the northwestern corner of Indiana (near the border with Chicago) eastward into Ohio. Another wholly-owned Company subsidiary, Granite State Transmission, owns and operates a 105-mile, 6 to 12 inch diameter interstate pipeline that extends from Haverhill, Massachusetts in a northeasterly direction to Maine. In addition to the Crossroads and Granite State pipelines, the Company owns a 19% share of Portland Natural Gas Transmission System, a 292-mile pipeline built to bring Canadian gas from New Brunswick into Maine, New Hampshire and Massachusetts in order to increase the gas supply to the region.

        ELECTRICITY. The Company generates and distributes electricity to the public through its subsidiary Northern Indiana Public Service Company. Northern Indiana provides electric service to approximately 426,000 customers in 30 counties in the northern part of Indiana, with an area of approximately 12,000 square miles and a population of approximately 2.2 million. In addition, the Company develops unregulated power projects through its subsidiary, Primary Energy, Inc. Primary Energy works with industrial customers in managing the engineering, construction, operation and maintenance of "inside the fence" cogeneration plants that provide cost-effective, long-term sources of energy for energy-intensive facilities.

        WATER. Through its wholly-owned subsidiary IWC Resources Corporation and its subsidiaries, the Company supplies water to residential, commercial and industrial customers and for fire protection service in Indianapolis, Indiana and surrounding areas.

        NON-REGULATED ENERGY SERVICES. The Company provides non-regulated energy services through its wholly-owned subsidiary Energy USA, Inc. Through its subsidiaries and investments, Energy USA provides to customers in 22 states a variety of energy-related services, including gas marketing and asset management services, pipeline construction and underground utility locating and marking services. The Company expanded its gas marketing and trading operations with the April 1999 acquisition of TPC Corporation, now renamed Energy USA-TPC Corp., a natural gas asset management company. Through Columbia, it also owns Columbia Energy Resources, Inc., an exploration and production subsidiary that explores for, develops, gathers and produces natural gas and oil in Appalachia and Canada. In addition, the Company has invested in a number of distributed generation technologies, including fuel cells and microturbine ventures.

        In the merger, NiSource shareholders received one common share of the Company, par value $.01 per share, ("Common Share") for each of their NiSource common shares. Accordingly, each of the NiSource common shares held in the NiSource Common Stock Fund under the Plan has been converted into one Common Share of the Company.

         ALL REFERENCES IN THE PLAN AND THE SUMMARY PLAN DESCRIPTION TO NISOURCE ARE NOW REFERENCES TO THE COMPANY, AND ALL REFERENCES IN THE PLAN AND THE SUMMARY PLAN DESCRIPTION TO NISOURCE COMMON SHARES ARE NOW REFERENCES TO COMPANY COMMON SHARES. EXCEPT AS DESCRIBED BELOW, ALL OF THE TERMS OF THE PLAN WILL CONTINUE TO APPLY.

                     WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

        The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

   1. The Annual Report on Form 10-K of NiSource for the fiscal year ended December 31, 1999;

   2. The Annual Report on Form 10-K and Form 10-K/A of Columbia for the fiscal year ended December 31, 1999;

   3. The Quarterly Reports on Form 10-Q of NiSource for the quarterly periods ended March 31, 2000 and June 30, 2000;

   4. The Quarterly Reports on Form 10-Q of Columbia for the quarterly periods ended March 31, 2000, June 30, 2000 and September 30, 2000;

   5. The Current Reports on Form 8-K of NiSource dated February 14, 2000, February 24, 2000, March 3, 2000, April 3, 2000, April 25,
        2000, June 13, 2000, September 1, 2000 and September 13, 2000;

   6. The Current Reports on Form 8-K of Columbia dated January 25, 2000, April 13, 2000, May 3, 2000, May 12, 2000, May 22, 2000,
        June 2, 2000, June 15, 2000 and July 14, 2000;

   7. The description of our Common Shares contained in our Joint Proxy Statement / Prospectus dated April 24, 2000;

   8. The description of our Rights contained in our Joint Proxy Statement / Prospectus dated April 24, 2000; and

   9.  The description of our SAILS contained in our  Joint Proxy
        Statement / Prospectus dated April 24, 2000.

        You may request a copy of these filings at no cost, by writing to or telephoning us at the following address:

        New NiSource Inc.
        801 East 86th Avenue
        Merrillville, Indiana 46410
        (219) 853-5200

        You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information is this prospectus is accurate as of any date other than the date on the front of the document.


             NISOURCE INC. TAX DEFERRED SAVINGS PLAN PROSPECTUS

        The prospectus for the Plan includes (i) the Appendix dated October, 2000 to the Summary Plan Description dated January, 2000, and (ii) the Summary Plan Description dated January, 2000.

        NOTE: REFERENCES IN THE APPENDIX DATED OCTOBER, 2000 AND IN THE SUMMARY PLAN DESCRIPTION TO NISOURCE AND NISOURCE COMMON SHARES NOW REFER TO THE COMPANY AND THE COMPANY'S COMMON SHARES.

                                  APPENDIX


        THIS DOCUMENT CONSTITUTES PART OF A SECTION 10(A) PROSPECTUS
             COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER
                         THE SECURITIES ACT OF 1933

                   NISOURCE INC. TAX DEFERRED SAVINGS PLAN

                        Appendix dated October, 2000
                                     to
                       Summary Plan Description dated
                                January, 2000

        This Appendix provides certain current and updated information regarding the Plan identified above, which is fully described in the Prospectus and Summary Plan Description to which this Appendix relates. Capitalized terms in this Appendix have the same meaning assigned in the Prospectus and Summary Plan Description.

   MERGER

        On November __, 2000, NiSource Inc. ("NiSource") and Columbia Energy Group ("Columbia") merged to form a new company, New NiSource Inc. (the "Company"). Effective November __, 2000, New NiSource changed its name from New NiSource Inc. to NiSource Inc. Upon completion of the merger, Columbia became a wholly-owned subsidiary of the Company, and the Company continues the businesses conducted by NiSource and Columbia prior to the merger. The fiscal year of the Company will end on December 31 of each year. The Company is a Delaware corporation with its corporate headquarters in Merrillville, Indiana. All references in the Plan and the Summary Plan Description to NiSource common shares are now references to common shares of the Company, par value $.01 per share ("Common Shares"). Except as described below, all of the terms of the Plan will continue to apply.

        In the merger, each NiSource common share was converted into the right to receive one Common Share of the Company. Accordingly, each NiSource common share held in the NiSource Common Stock Fund under the Plan has been converted into one Company Common Share.

   FINANCIAL INFORMATION

        Certain information regarding the performance of the Funds described below has been extracted from materials provided to NiSource and the Company by the Funds. Neither NiSource nor the Company has made any independent review of the accuracy of this information and, accordingly, makes no warranty or representation concerning this information. Performance information related to an investment in the Funds will be updated periodically and can be obtained from Merrill Lynch, Group Employee Services, P.O. Box 6610, Englewood, CO 80155-6610, telephone (800) 228-4015 (or if hearing impaired telephone (800) 637-1215).

   FIDELITY RETIREMENT MONEY MARKET PORTFOLIO
   ------------------------------------------

        The Fund has experienced annual returns, after deduction for Fund expenses and asset based fees, of 5.43%, 5.36%, 5.04% and 4.06% for 1997, 1998, 1999 and year to date through August 31, 2000; respectively. Additional information is included in its annual report and product description, copies of which can be obtained from Fidelity Group, 82 Devonshire Street, Boston, Massachusetts 02109; telephone
   (800) 835-5091.

   FIDELITY INTERMEDIATE BOND FUND
   -------------------------------

        The Fund has experienced annual returns, after deduction for Fund expenses and asset based fees, of 7.57%, 7.32%, 0.96% and 5.07% for 1997, 1998, 1999 and year to date through August 31, 2000; respectively. Additional information is included in its annual report and prospectus, copies of which can be obtained from Fidelity Group, 82 Devonshire Street, Boston, Massachusetts 02109; telephone (800) 835-5091.

   FIDELITY GROWTH & INCOME PORTFOLIO
   ----------------------------------

        The Fund has experienced annual returns, after deduction for Fund expenses and asset based fees, of 30.17%, 28.31%, 10.42% and 4.63% for 1997, 1998, 1999 and year to date through August 31, 2000; respec-tively. Additional information is included in its annual report and prospectus, copies of which can be obtained from the Fidelity Group, 82 Devonshire Street, Boston, Massachusetts 02109; telephone (800) 835-5091.

   FIDELITY MAGELLAN FUND
   ----------------------

        The Fund has experienced annual returns, after deduction for Fund expenses and asset based fees, of 26.59%, 33.63%, 24.05% and 5.81% for 1997, 1998, 1999 and year to date through August 31, 2000; respectively. Additional information is included in its annual report and prospectus, copies of which can be obtained from the Fidelity Group, 82 Devonshire Street, Boston, Massachusetts 02109; telephone
   (800) 835-5091.

   FIDELITY OVERSEAS FUND
   ----------------------

        The Fund has experienced annual returns, after deduction for Fund expenses and asset based fees, of 10.92%, 12.84%, 42.89% and -5.73% for 1997, 1998, 1999 and year to date through August 31, 2000; respectively. Additional information is included in its annual report and prospectus, copies of which can be obtained from the Fidelity Group, 82 Devonshire Street, Boston, Massachusetts 02109; telephone
   (800) 835-5091.

   FIDELITY SMALL CAP SECTOR
   -------------------------

        The Fund has experienced annual returns, after deduction for Fund expenses and asset based fees, of 27.25%, -7.39%, 14.10% and 12.93% for 1997, 1998, 1999 and year to date through August 31, 2000; respectively. Additional information is included in its annual report and prospectus, copies of which can be obtained from the Fidelity Group, 82 Devonshire Street, Boston, Massachusetts 02109; telephone
   (800) 835-5091.

   FIDELITY PURITAN FUND
   ---------------------

        The Fund has experienced annual returns, after deduction for Fund expenses and asset based fees, of 22.35%, 16.59%, 2.86% and 4.35% for 1997, 1998, 1999 and year to date through August 31, 2000; respectively. Additional information is included in its annual report and prospectus, copies of which can be obtained from the Fidelity

   Group, 82 Devonshire Street, Boston, Massachusetts 02109; telephone
   (800) 835-5091.

   SPARTAN U.S. EQUITY INDEX FUND
   ------------------------------

        The Fund has experienced annual returns, after deduction for Fund expenses and asset based fees, of 33.04%, 28.48%, 20.66% and 4.03% for 1997, 1998, 1999 and year to date through August 31, 2000; respectively. Additional information is included in its annual report and prospectus, copies of which can be obtained from the Fidelity Group, 82 Devonshire Street, Boston, Massachusetts 02109; telephone
   (800) 835-5091.

   NISOURCE COMMON STOCK FUND
   --------------------------

        The Fund, based on NiSource Common Shares, has experienced annual returns, after deduction for Fund expenses and asset based fees and inclusion of dividends, of 16.1%, 16.1% and 12.8% for 1997, 1998 and 1999; respectively. Effective as of November __, 2000, the Fund performance will be based on the Company Common Shares.

   AVAILABLE INFORMATION

        The Company has filed a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission covering up to 821,000 Common Shares, to be offered and sold under the Plan to Plan participants who ceased to be employees of NiSource and its subsidiaries on or prior to November __, 2000.

        The Company will provide, without charge, to each person eligible to participate in the Plan, upon written or oral request, (i) a copy of any of the documents which are incorporated by reference in the Registration Statement, other than the exhibits to such documents (unless such exhibits are specifically incorporated by reference into the information that the Registration Statement incorporates) and (ii) a copy of its Annual Report to Shareholders for its most recent fiscal year. The documents incorporated by reference in the Registration Statement are hereby specifically incorporated by reference in this Prospectus. Requests for copies of such documents should be directed to the Director, Compensation and Benefits, at New NiSource Inc., 801 East 86th Avenue, Merrillville, Indiana 46410, telephone number (219) 853-5200.

      NOTE: REFERENCES IN THIS DOCUMENT TO NISOURCE AND NISOURCE COMMON SHARES NOW REFER TO THE COMPANY AND THE COMPANY'S COMMON SHARES.

                   NISOURCE INC. TAX DEFERRED SAVINGS PLAN
                   ---------------------------------------

                          SUMMARY PLAN DESCRIPTION
                           -----------------------

                             Dated January, 2000


                                INTRODUCTION

   Your NiSource Inc. Tax Deferred Savings Plan (401(k)) is designed to work with your Pension Plan to provide you with retirement income.
   The 401(k) Plan is a tax-deferred savings plan. That means that you pay no income taxes on the before-tax amounts you contribute to the Plan until you make a withdrawal from the Plan. So the 401(k) Plan is a tax-deferred way to invest money today to shape your financial well-being for tomorrow.

   The 401(k) Plan gives you the chance to make regular contributions directly from your paycheck before taxes are applied to your pay. The before-tax money you contribute to the 401(k) Plan goes into an account that is managed on your behalf by the Fidelity Investment, a firm that specializes in investment fund management. Your before-tax contributions will be distributed among nine different investment funds, according to the directions you provide.

   Among the investment choices you have is the NiSource Inc. Common Stock Fund. If you choose to invest your before-tax contributions in NiSource Inc. Common Stock, NiSource Inc. (the "Company"), will match your before-tax contribution. This means the Company contributes $.10 for every $.90 of your before-tax amounts that you invest in the Common Stock Fund. This feature gives you more investment power for your dollar.

   In addition to before-tax contributions, you may contribute a certain amount of your after-tax pay to a separate 401(k) Plan account. And you can roll over funds from any other eligible tax-qualified retirement account into a 401(k) Plan rollover account.

   This Summary Plan Description provides a detailed description of the terms and conditions of the 401(k) Plan effective as of January 1,2000.

                              PLAN AT A GLANCE

   This section gives you a brief description of the 401(k) Plan. Be sure to read the more detailed sections that follow to be certain that you understand how the Plan works.

   You can contribute money to the 401(k) Plan in a variety of ways. You can make contributions directly from your paycheck or you can also roll over any money you have invested in another eligible retirement plan.

   401(k) ACCOUNTS

   The main advantage of the 401(k) Plan is that you can make contributions on a before tax basis. This means you can have money deducted from your pay before taxes are applied, reducing your taxable income. You do not have to pay taxes on your before-tax contribution amount until you make a withdrawal from the 401(k) Plan.

   If you invest your before-tax contributions in the NiSource Inc. Common Stock Fund, you will have a matching contribution account into which the Company will deposit its matching contributions. The Company matching contribution is $.10 for every $.90 of before-tax contributions you invest in the NiSource Inc. Common Stock Fund. The matching contribution is also invested in the Common Stock Fund.

   Separate accounts are maintained for any after-tax or rollover contributions you may have.

   401(k) INVESTMENT OPTIONS

   Under the 401(k) Plan, you have nine investment fund choices for your before-tax contributions, your after-tax contributions and your rollover contributions. You must specify the funds in which you wish to invest your contributions. You cannot make any contributions to the Plan until you specify your investment choices. Your investment choices are:

   *   Magellan Fund (a stock fund)         *   NiSource Inc. Common Stock Fund
   *   Intermediate Bond Fund               *   Overseas Fund
   *   Retirement Money Market Portfolio    *   Fidelity Puritan Fund
   *   Fidelity Small Cap Sector
   *   Spartan vs Equity Index Fund
   *   Growth and Income Portfolio


                         ELIGIBILITY AND ENROLLMENT

   ONCE ENROLLED, YOU CAN RECEIVE BENEFITS UNDER THE PLAN IF YOU ARE AN ACTIVE SALARIED OR NON-EXEMPT EMPLOYEE OF THE COMPANY OR AN AFFILIATE THAT ADOPTS THE PLAN.

   WHO IS ELIGIBLE

   The provisions of the Plan apply to you if you are an active employee of the Company or an affiliate that has adopted the Plan, on whose behalf contributions are made under the Federal Insurance Contribution

   Act, and are not a bargaining unit employee, on or after January 1, 2000. You become eligible on the first day of the calendar quarter following your date of hire.

   WHEN PARTICIPATION BEGINS

   Once eligible, you can enroll in the 401(k) Plan at any time by submitting a completed enrollment form to the H.R. Support Services. Your participation will begin on the first day of the calendar quarter (January 1, April 1, July 1, or October 1) following the date the H.R. Support Services processes your form.

   To ensure that your participation begins on the first day of the designated calendar quarter, you should submit your enrollment form by the 15th day of the month immediately before the first day of the calendar quarter in which you wish to begin participation.

   BREAKS IN SERVICE AND TRANSFERS TO INELIGIBLE STATUS

   If you end employment after completing the eligibility requirements and are later rehired by the Company, you are eligible to participate in the Plan on the first day of any calendar quarter following reemployment.

   If you become ineligible because of a transfer into a bargaining unit, your participation in the 401(k) Plan ends automatically. You maintain rights to your account balances, as of the date of transfer, but you may not make any additional contributions to your accounts. You can rejoin the Plan if you return to a non-bargaining unit position.

   If you are rehired or you return to a non-bargaining unit position, you can complete a new form and return it to the H.R. Support Services. Though you may rejoin the 401(k) Plan at any time, your contributions will not resume until the first day of the calendar quarter immediately following the date your form is processed.

                          HOW THE 401(k) PLAN WORKS

   THE 401(K) PLAN GIVES YOU AN OPPORTUNITY TO INVEST MONEY NOW TO ENSURE SOME LEVEL OF FINANCIAL INCOME FOR YOUR RETIREMENT. YOU CAN INVEST YOUR BEFORE-TAX, AFTER-TAX AND ROLLOVER CONTRIBUTIONS IN ANY OF NINE INVESTMENT FUNDS WHICH MAY GROW THROUGHOUT YOUR EMPLOYMENT.

   The following five-step look at the 401(k) Plan illustrates what you need to consider in order to get the most out of the Plan and how the Plan works for you.

        1. You must determine how much you wish to contribute each pay period. There is a minimum and a maximum amount you can contribute on a before-tax or after-tax basis. These limits are described in detail under the sections "Before-Tax Con-tributions" and "After-Tax Contributions" on pages 5 and 6.

        2. You must determine how much money to have deducted from your paycheck before taxes are applied. This is the amount that will be deposited in your before-tax contribution account.

        3. Your taxable pay is reduced by the amount of your before-tax contributions, which means you pay less in taxes.

        4. You must examine the nine investment choices and decide where to invest your before-tax, after-tax and rollover contributions. If you opt to invest in the NiSource Inc. Common Stock Fund, the Company will match your before-tax contributions by depositing $.10 for every $.90 of before-tax contributions you invest in the Common Stock Fund. The Company matching contribution is also invested in NiSource Inc. Common Stock Fund.

        5. Your savings and earnings continue to be tax deferred until you withdraw funds from your accounts. The earliest age at which you can make withdrawals without incurring any tax penalty is 59-1/2 although applicable income taxes will be payable. You can access the money in your before-tax contribution account before age 59-1/2 if you leave the Company or have an eligible hardship as described in detail on pages 11 and 12. However, you will have to pay any applicable income taxes and penalties under these circumstances. You can access your after-tax and rollover contributions at any time as described on page 11. You may also borrow against your account as described in detail on pages 12 and 13.

   BEFORE-TAX CONTRIBUTIONS

   You may elect to have money deducted from each paycheck before taxes are applied to your pay. The chief advantages of before-tax contributions are that your taxable income is reduced and your contributions earn and grow tax-free until you take withdrawals. The following example shows the advantages of before-tax contributions.

   AN EXAMPLE
                                              With the       Without
                                            401(k) Plan     401(k) Plan
                                            -----------     -----------
                                            Savings for     Savings for
                                             Retirement     Retirement

   Your Pay                                     $30,000        $30,000

   401(k) Plan Before-Tax Contribution           -2,000            - 0

   TAXABLE PAY                                  $28,000        $30,000

   FICA Tax                                      -2,295         -2,295

   Federal Income Tax                            -3,240         -3,540

   Retirement Savings Deposit                       - 0         -2,000

   TAKE-HOME PAY                                $22,465        $22,165


   THIS EXAMPLE USES 1995 FEDERAL INCOME TAX RATES AND ASSUMES THAT YOU ARE SINGLE, WITH NO DEPENDENTS. IT CONSIDERS ONLY FEDERAL INCOME TAXES AND FICA TAXES; YOU COULD SAVE EVEN MORE IN STATE AND LOCAL TAXES.

   The maximum amount you can contribute annually as before-tax and after-tax contributions is 20% of your compensation up to $170,000 of compensation (which amount is adjusted periodically). You can also elect to make before-tax contributions from (1) lump sum amounts payable instead of vacation days in accordance with the Company's vacation policy, and (2) unused credits under the Company's cafeteria plan. Your maximum before-tax contribution is subject to annual limits imposed by the Internal Revenue Code. In 2000, the annual limit is $10,500. This amount is adjusted periodically. Your before-tax contributions must be at least $10 per pay period.

   MATCHING CONTRIBUTIONS

   A special feature of the 401(k) Plan is the matching contribution account. When you choose to invest your before-tax contributions in the NiSource Inc. Common Stock Fund, the Company matches a portion of your before-tax contributions.

   The matching contribution is intended to encourage you to save aggressively for your retirement. For every $.90 of your before-tax contributions you invest in the NiSource Inc. Common Stock Fund, the Company contributes $.10. This means you can purchase $1.00 worth of NiSource Inc. Common Stock through the Plan for every $.90 of your before-tax contributions to the Plan.

   The matching amount is invested in the Common Stock Fund and must remain in that Fund. Only new before-tax contributions invested in the Common Stock Fund receive matching Company contributions. Transfers from other investment funds to the Common Stock Fund and after-tax and rollover contributions do not receive any Company matching contributions.

   AFTER-TAX CONTRIBUTIONS

   You also can make after-tax contributions of up to 10% of your compensation. Your after-tax contributions must be at least $10 per pay period. Your after-tax contributions do not receive matching Company contributions. One advantage of after-tax contributions is that you may make withdrawals from your after-tax contributions account without satisfying hardship requirements.

   The sum of your before-tax contributions and after-tax contributions may not exceed 20% of pay each pay period.

   CHANGING YOUR CONTRIBUTIONS

   You may increase or decrease the amount of your before-tax and after-tax contributions as of the first day of any calendar quarter as long as you submit written notice to the H.R. Support Services at least 15 days before the start of that calendar quarter. You may stop your contributions as soon as practicable after you notify the H.R. Support Services in writing.

   NAMING A BENEFICIARY

   You should select a person or persons to receive your Plan accounts if you die before receiving a full distribution. To do so, you must complete and submit a beneficiary form to the H.R. Support Services. Any subsequent beneficiary designation will nullify a previous designation. However, if you are married, you cannot name someone other than your spouse as a beneficiary without the written consent of your spouse. Such written consent must be witnessed by a notary public. Spousal consent is not necessary if you name your spouse as the primary beneficiary, or if you have no spouse or are abandoned by your spouse.

   If you have no beneficiary, outlive all beneficiaries, or have an illegal or ineffective beneficiary designation, your benefit, if you die, will be paid to the following:

        -    your spouse, or if none

        -    your descendants, per stirpes<*>, or if none



        <*>Children of the deceased descendant

        -    your father and mother, in equal parts, or if none

        -    your brothers and sisters, in equal parts, or if none

        -    your estate

   The Tax Deferred Savings Plan Committee that administers the Plan will have the final word on determining the identity of any of your beneficiaries. Any payment made to your beneficiaries releases the Committee and the Company from all obligations under the Plan.

   VESTING

   You are always 100% vested in the balance of your 401(k) Plan accounts. That means you are entitled to receive your total account balances, after leaving the Company. You can withdraw your before-tax contributions after age 59-1/2 or in the case of a hardship and you can withdraw your after-tax and rollover contributions at any time.

   LIMITATIONS ON CONTRIBUTIONS

   All amounts contributed to your 401(k) Plan accounts annually (your before-tax contributions, your after-tax contributions and Company matching contributions) are limited by the Internal Revenue Code to 25% of your compensation or $30,000, whichever is less. Any reduction in your contributions required by this limit will be taken first from your after-tax contributions. Your before-tax contributions will then be reduced next and, if necessary, any Company matching contributions will be reduced. Rollover contributions are not included for purposes of this limitation.

   The Internal Revenue Code also sets limits on the amount of before-tax and after tax contributions made annually by highly-compensated employees, based on the amount of before-tax and after-tax contributions made by non-highly compensated employees. There are similar limits on Company matching contributions. If these limits are not met, excess contributions and any interest earned on them will be returned to highly compensated employees. You will be notified if you are affected by these limits.

   ROLLOVER CONTRIBUTIONS

   If you receive a distribution from any other qualified retirement plan, you can contribute any portion of this distribution to a 401(k) Plan account within 60 days after you receive the distribution. Rollover contributions do not receive matching Company contributions.

   In order to make rollover contributions, you must complete and submit a rollover contribution form available at the H.R. Support Services.

   "TOP-HEAVY" PROVISIONS

   If the current value of the account balances of certain Company owners and executives exceeds 60 percent of the total account balances in any plan year, the Plan is considered "top-heavy". While the Plan is not currently top-heavy and is not expected to become top-heavy, certain special rules will apply if it ever becomes top-heavy.

                       INVESTING YOUR 401(k) ACCOUNTS

   Separate accounts are maintained for your before-tax, after-tax and Company matching contributions, as well as for any rollover contributions you make. You can invest your contributions, other than the Company matching contribution, in one or more of the following funds:

   *   Magellan Fund (a stock fund)        *   NiSource Inc. Common Stock Fund
   *   Intermediate Bond Fund              *   Overseas Fund
   *   Growth and Income Portfolio         *   Fidelity Puritan Fund
   *   Retirement Money Market Portfolio
   *   Fidelity Small Cap Sector
   *   Spartan Vs Equity Index Fund


   You can invest all of your contributions into one fund or invest them among any combination of the nine investment funds.

   If you invest your before-tax contribution in the NiSource Inc. Common Stock Fund, the Company contributes a matching contribution of $.10 for every $.90 of your before-tax contribution you invest in the Common Stock Fund. Matching contributions are invested in the Common Stock Fund.

   Contributions invested in the NiSource Inc. Common Stock Fund will be used to purchase NiSource Inc. Common Stock on the open market. Contributions to the other investment funds will be invested in mutual funds managed by the Fidelity Group.

   The Committee reserves the right to change, at any time, the investment funds available under the 401(k) Plan.

   CHANGING YOUR INVESTMENTS

   Allowing you to change your investments gives you the flexibility to adjust your investment strategy to match changes in your circumstances or your long-term financial outlook. At any time, you can reallocate your existing investment fund balances in an amount that is at least $250, or the balance of your account from which the transfer is made, whichever is less, by calling Fidelity at 1-800-835-5091. Most changes will be made on the next business day. However, transfers into or out of the NiSource Inc. Common Stock Fund are effective on the first business day of the next calendar quarter, provided Fidelity is notified on any business day between the 16th and the last day of the month preceding the start of a quarter. Fidelity will stop taking calls at 4:00 p.m. eastern time on the last business day in this period.
   Changes in the investment of new contributions are made by notifying Fidelity as follows:

        1. Changes made during the first 15 days of any calendar month are effective on the trading date occurring on or next following the 27th day of that month; and

        2. Changes made on or after the 16th day of any calendar month are effective on the trading date occurring on or next following the 6th day of the next month.

   You cannot transfer any Company matching contributions to another fund. Matching contributions must remain invested in the NiSource Inc. Common Stock Fund.

   STATEMENT OF ACCOUNT

   Your accounts will be adjusted automatically on a daily basis. You will receive a quarterly summary of your accounts so you can keep track of your investment funds. The summary provides a complete report of your 401(k) Plan account activity during the quarter including:

        *    sources and amounts of account deposits

        *    amounts of account withdrawals and loans

        *    earnings and fluctuation in market values on all accounts

        *    final balance of all accounts as of the end of the calendar

        *    quarter (March 31, June 30, September 30, December 31)


                WITHDRAWALS AND LOANS WHILE YOU ARE EMPLOYED

   WITHDRAWALS


        AFTER-TAX ACCOUNT AND ROLLOVER ACCOUNT

   The minimum withdrawal from your after-tax contribution account or your rollover account is the lesser of $1,000 or your entire after-tax contribution account or rollover account balance. You can make a request to withdraw money from your after-tax account or your rollover account at any time. The money will be withdrawn from your account at the end of the calendar month in which you make your request. You may make only one withdrawal in any 12-month period.

        BEFORE-TAX ACCOUNT

   Because your before-tax contribution account is intended as a means for you to save for retirement, and you receive a tax break for contributing to that account, there are many restrictions on making a withdrawal from that account. You can withdraw money from your before-tax contribution account any time after you reach age 59-1/2. Distributions must be made before April 1 of the year following the year in which you reach age 70-1/2, provided that starting in 1997 you will not be required to withdraw your funds until you cease active employment unless you are a 5% owner of the Company or an affiliate. If you leave the Company, you can access the money in your before-tax contribution account, subject to any applicable taxes and penalties. Also, the Internal Revenue Code allows withdrawals from before-tax contributions before age 59-1/2 in the event of a financial hardship. You can withdraw only enough money to cover the expense of your financial hardship.

   Financial hardship is defined by the Internal Revenue Code as an immediate and substantial financial need. The following situations automatically qualify as legitimate needs:

        *    Medical expenses for you, your spouse or your dependents;

        * Purchase of your principal residence (but not regular mortgage payments or home improvements);

        * Tuition and related educational fees for the next 12 months of post-secondary education for you, your spouse or your dependents;

        * Preventing foreclosure on or eviction from your principal residence, and

        * Amounts necessary to pay any federal, state or local income tax or penalties reasonably anticipated to result from the distribution.

   A distribution that is not for one of the specified reasons set forth in the preceding paragraph will be deemed due to a financial hardship if the Committee reasonably determines, based on written representations and evidence received from you, that the distribution is for a financial hardship, that the hardship cannot be met from other available resources of you, your spouse or children, and that the amount requested does not exceed the amount needed to meet the financial hardship.

   You must withdraw your entire after-tax contribution account before you can make a withdrawal from your before-tax contribution account. You must also borrow the full amount available to you under the Plan as a loan, providing such loan does not create an additional hardship, before making any hardship withdrawal. You cannot withdraw any earnings on your before-tax contributions or any Company matching contributions or earnings on those contributions.

   Hardship withdrawals may not be made more frequently than once a year, except for tuition payments.

   Any hardship withdrawals you make will be treated as a taxable distribution. You must also pay a 10% excise tax for early withdrawal if you are under 59-1/2 and the distribution is not for medical reasons.

   IMPORTANT NOTE: You cannot make any contributions to this or any other Company plan, excluding health and welfare plans, during the 12-month period beginning with the date you receive your hardship distribution.

   LOANS

   The Plan also permits you to borrow against the value of your before-tax contribution and rollover contribution accounts. While taking a loan can meet important short-term needs, the biggest advantage of this feature is that you actually repay the loan and all interest to your accounts while you replenish your retirement savings.

   You can apply for a loan by filing a written application form with the Committee. You must be in the Plan at least one year to qualify for a loan. The loan application must be submitted by the first day of the month in order for the loan to become effective the following month.

   The maximum amount you can borrow is the smaller of 50% of your total account balance (other than your after-tax contribution account), or $50,000 reduced by the excess of (a) the highest outstanding balance during the one year period ending immediately preceding the date of the loan over (b) the outstanding balance on the date of the loan.
   The minimum loan amount is $1,000. Loans can be granted only once during any 12-month period, and you can have only one loan outstanding at any time.

   The Committee will establish the interest rate for all loans. This interest rate will be consistent with rates charged by lending institutions for loans made under similar situations and will apply for the entire term of the loan.

        Account Balance          Maximum Amount of Loan
        ---------------          ----------------------
        Under $2,000             Loan not available
        $2,000 - $100,000        50% of your account balance
        Over $100,000            $50,000 (Subject to above limitation)

   The term of the loan depends upon its purpose. If your loan is used for the purchase of your principal residence, you may repay the loan over a period of up to 30 years. For all other loans, the repayment period is limited to a maximum of five years.

   You repay all loans in equal installments through automatic after-tax payroll deductions. However, you can repay the loan in full at any time. Also, if your accounts become payable because of your retirement, disability, death or other termination of employment, your loan becomes due and payable in full and any unpaid balance is treated as a taxable distribution.

   Your loan will be considered in default if you make no payments for three consecutive months. If you do not repay the loan, the unpaid balance is treated as a taxable distribution.

   As you repay the loan, the interest and principal payments are transferred from your loan account under the Plan to your other Plan accounts and reinvested according to your current investment choices. You may continue to make before-tax and after-tax contributions to your accounts while your loan is outstanding.

                           RECEIVING YOUR BENEFITS

   Active participation in your 401(k) Plan accounts ends immediately under any of the following circumstances:

        *    you end Company employment;

        *    you die; or

        *    you become disabled

   BENEFIT DISTRIBUTION

   If you terminate employment, or become disabled, you can receive your account balances in a lump sum shortly after that event, or, if your total account balance exceeds $5,000, you can elect to defer distribution to a later date. In the event of your death, your beneficiary will receive a lump sum distribution of your account balances.

   Benefits will normally be paid to you in a lump sum as soon as practicable following the later of the date your application for benefits is submitted to the Company or the date of your termination or disability. However, you must receive distribution of your benefits within 120 days after you reach age 65 or terminate employment, whichever is later. If you are still actively employed at age 70-1/2, benefits will be paid by April 1 of the calendar year following the calendar year in which you reach age 70-1/2, provided that starting in 1997 you will not be required to receive a distribution until you cease active employment unless you are a 5% owner of the Company or an affiliate.

   If your total account balance is $5,000 or less, a distribution will be made in one lump sum to you or your beneficiary within the period described in the preceding paragraph. At that point, you will no longer be a participant in the Plan. If your total account balance is greater than $5,000, you can elect to defer receiving your distribution until a date that cannot be later than the date you reach age 65 or die. If you defer a distribution you can request a subsequent distribution at any later date.

   All distributions are paid to you or your beneficiary in cash, unless you elect to receive shares of NiSource Inc. Common Stock based on the whole numbers of shares allocated to the NiSource Inc. Common Stock Fund for your account.

   FEDERAL TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN

   The Plan is operated as a qualified plan under Sections 401(a) and 401(k) of the Internal Revenue Code. As a result, the amount of your pay which you elect to defer under the Plan through before-tax contributions, the matching contributions made by the Company and any earnings on, or appreciation of, your Account balance are not subject to Federal income taxes until such amounts are withdrawn or distributed to you or your beneficiary. The amount of your before-tax contributions will, however, be included in your income in the year in which such amounts are earned for purposes of Social Security taxes.

   Distributions and withdrawals generally become taxable in the year in which you receive them. Distributions and withdrawals of after-tax contributions, however, are not subject to federal income tax, since such contributions were made from your pay on an after-tax basis.

   A distribution or withdrawal may be rolled over to a qualified retirement plan of another employer or to an individual retirement account or individual retirement annuity ("IRA") if the distribution is an "eligible rollover distribution" as defined in the Internal Revenue Code. In such event, the amount rolled over and earnings thereon are not subject to income tax until subsequently distributed to you or your Beneficiary. Any amount of an "eligible rollover distribution" that is not rolled over may be subject to a mandatory 20% withholding requirement (see "Income Tax Withholding" below).

   If a lump sum distribution includes shares of Common Stock, the excess, if any, of the fair market value of such Common Stock over the cost of the Common Stock to the Trustee is not subject to federal income tax at the time of distribution but generally will be subject to federal income tax when such Common Stock is subsequently sold. To the extent provided by the Internal Revenue Code, you may elect not to defer the tax on net unrealized appreciation in Common Stock until the year of disposition of such Common Stock, thus subjecting the entire distribution to federal income tax at the time of distribution.

   An additional 10% excise tax will be imposed on any distribution or withdrawal received by you before you reach age 59-1/2 unless such distribution or withdrawal is (i) rolled over to another qualified plan or an IRA, (ii) made to a beneficiary after your death, (iii) made on account of your retirement due to disability (as defined in the Plan), (iv) made after separation from service after attainment of age 55, (v) made to you for payment of medical expenses that could be deducted on your tax return or (vi) made to an alternate payee pursuant to a qualified domestic relations order.

   The Internal Revenue Code also imposes a 15% excise tax on the portion of a lump sum distribution (i.e., a payment within one year of your entire balance) that exceeds a dollar limitation in a calendar year. Distributions from all tax-qualified plans and IRAs received in the same calendar year will be aggregated in calculating this tax. The 15% excise tax applies irrespective of your age at the time of distribution, but it does not apply to an excess distribution that is
   (i) rolled over into another qualified retirement plan or an IRA, (ii) made to an alternate payee under a qualified domestic relations order or (iii) made on account of your death (although an additional estate tax attributable to the excess distribution is due in the event of death). Notwithstanding the foregoing, the 15% excise tax will not apply to lump sum distributions received on or after January 1, 1997 and prior to January 1, 2000, however, the additional estate tax will continue to apply during those years.

   Amounts that are included in taxable income may qualify for 5-year forward averaging tax treatment if you receive the amount in a lump sum distribution prior to January 1, 2000 but after you reach age 59-112 and you actively participated in the Plan for at least five years prior to the year in which the lump sum is distributed to you. Under a transitional rule, if you reached age 50 before January 1, 1986, you may make one election, without regard to the age 59-1/2 requirement, to use either 5-year forward averaging (using current tax rates) or 10-year forward averaging (using the 1986 tax rates) with respect to the lump sum distribution, if otherwise eligible. Five year forward averaging will not be available for distributions received on or after January 1, 2000.

   Before-tax and matching contributions made to the Plan by the Company on your behalf are deductible by the Company in the year in which the contributions are made.

   Prior to receiving a distribution of any amounts from the Plan, you will receive a statement from the Trustee to assist in determining your tax liability. The rules governing the Federal income taxation of a distribution are complex and are subject to change. Accordingly, you should seek the advice of a personal tax advisor in connection with a distribution.

   INCOME TAX WITHHOLDING

   Most Plan distributions and withdrawals are subject to mandatory federal income tax withholding. The Trustee is required to withhold 20% of any "eligible rollover distribution", unless you elect to have the Trustee make a direct rollover of such distribution into another employer's qualified retirement plan that accepts rollovers or to an individual retirement account or an individual retirement annuity. A distribution or withdrawal is not an "eligible rollover distribution", and thus may not be rolled over, if it is (i) a series of substantially equal periodic installments over more than ten years, or over your life expectancy or the joint life expectancies of you and your beneficiary, (ii) a distribution of after-tax contributions,
   (iii) a required distribution due to attaining age 70-1/2 or (iv) a distribution made to a non-spousal beneficiary. If you request a distribution from the Common Stock Fund in the form of stock rather than cash, the portion of your Account in the Common Stock Fund will not be liquidated to pay the withholding tax; however, the applicable taxes will be withheld from any cash portion of the distribution.

   A distribution or withdrawal that is not an "eligible rollover distribution" is subject to voluntary federal income tax withholding, which means that you can request that no withholding tax be deducted from your distribution.

                        OTHER THINGS YOU SHOULD KNOW

   PLAN SPONSOR

        The Plan sponsor is:

             NiSource Inc.
             5265 Hohman Avenue
             Hammond, Indiana 46320
             219/853-5200

   PLAN ADMINISTRATION

   The Plan is administered by the Tax Deferred Savings Plan Committee appointed by the Board of Directors of the Company. The Committee interprets the Plan, selects investment advisors, authorizes benefit payments, considers any claims for benefits, resolves questions, and makes rules to assure the Plan is fair to all. The decisions of the Committee are final and binding on all parties.

   The Committee serves as the Plan Administrator under the Employee Retirement Income Security Act ("ERISA") and is responsible for maintaining records, filing reports, and distributing required information to Plan participants and beneficiaries.

   Administrative expenses of the Plan, including fees of the Trustee, counsel, accountants, or other experts appointed under the Plan, will be paid out of the Trust to the extent not paid by the Company.

   Communications to the Committee should be addressed to: NiSource Inc., 5265 Hohman Avenue, Hammond, Indiana 46320 (Tel: 219/853-5200). The Plan and its records are kept on a calendar year basis. The agent for service of legal process is the Committee. Service of legal process may also be made on the Trustee for the Plan.

   PLAN NUMBER

   The Plan number is 002.
   The employer identification number of the Company is 35-1719974.

   MAXIMUM CONTRIBUTIONS

   By federal law, certain annual limits apply to employee contributions under the Plan alone, and under the Plan together with any other tax-qualified retirement plans maintained by the Company. These maximums will be explained by the Committee to any affected employee.

   EFFECT ON OTHER BENEFITS

   Pension benefits are not affected by your participation in the Plan. They will be based on the amount of your pay before any reduction of pay for before-tax contributions. Regular Social Security taxes, and wage credits for Social Security benefit purposes, apply to your before-tax and after-tax contributions.

   RIGHT TO EMPLOYMENT NOT IMPLIED

   Participation in the Plan does not create a right to be retained in the employ of the Company or any affiliate or interfere with the right of the Company or an affiliate to discharge a participant. It does not give the Company or an affiliate the right to require any participant to remain in its employ; nor does it interfere with a participant's right to terminate employment at any time.

   NO GUARANTEE

   None of the Trustee, the Committee or the Company in any way guarantees the Plan and Trust from loss. Nor do they guarantee the payment of any benefits which may become due to any person from the Plan and Trust. Nothing in the Plan or Trust will be deemed to give any participant, former participant or beneficiary an interest in any specific part of the Plan and Trust or any other interest except the right to receive benefits out of the Plan and Trust in accordance with the provisions of the Plan and Trust.

   SPENDTHRIFT PROVISION

   Generally your interest in the Plan is not subject to sale, transfer, assignment, pledge, garnishment or other encumbrance by you, nor may your interest or right to receive distributions be taken voluntarily or involuntarily for the satisfaction of debts or other obligations or claims against you. However, as required by federal law, your accounts shall be subject to and payable in accordance with the applicable requirements of any "qualified domestic relations orders" issued by a court in connection with a divorce, marital or child support proceeding in which you are involved. In the event that such an order is received by the Committee, it shall direct the Trustee to make payment from your Plan accounts in accordance with that order. These payments can be made even if you are still employed. Such payments will be made subject to reasonable rules and regulations issued by the Committee regarding the time of payment pursuant to the order and the valuation of your accounts from which the payment is to be made. Your account balances will be reduced by the amount of any payment made pursuant to a qualified domestic relations order.

   If you borrow money from the Plan, the Trustee and the Committee will have all rights to collect upon this indebtedness as are granted pursuant to the provisions of the Plan and any agreements or documents that you execute in connection with the loan.

   UNCLAIMED FUNDS

   You must keep the Committee informed of your current address and the current addresses of your beneficiary or beneficiaries. None of the Company, the Committee or the Trustee shall be obligated to search for the whereabouts of any person. If your location is not made known to the Committee within three years after the date on which your accounts may first be distributed, distribution will be made as though you had died at the end of the three-year period. If within one more year after this three-year period has elapsed, or within three years after your actual death, the Committee is unable to locate any individual who would have received a distribution with respect to you under the Plan, the balance in your accounts under the Plan shall be deemed a forfeiture and used to reduce the Company matching contributions for the next plan year. Should you or your beneficiary later make a valid claim for any amount that has been forfeited, the benefits that have been forfeited shall be reinstated.

   APPLYING FOR BENEFITS

   To receive your benefits under the Plan, you must apply in writing on forms provided by the H.R. Support Services for that purpose. It is the responsibility of the person eligible for benefits to furnish the Committee with any information needed, including a current mailing address for benefit payments or correspondence.

   OFFICIAL PLAN DOCUMENTS

   This Summary Plan Description contains the highlights of the NiSource Inc. Tax Deferred Savings Plan. All of your rights and benefits are described in the official Plan and Trust documents, which are controlling.

   The Plan is intended to be permanent, but NiSource Inc. reserves the right to amend or terminate the Plan. If the Plan is ever terminated, the full value of all accounts will be payable to participants pursuant to the terms of the Plan.

   The Plan is classified as a defined contribution plan. Therefore, it is not insured by the Pension Benefit Guaranty Corporation which only applies to pension plans classified as defined benefit plans under ERISA. The Plan is audited each year by an independent accounting firm.

   TRUSTEE

   The Trustee of the Plan is the Fidelity Management Trust Company, 82 Devonshire Street, Boston, Massachusetts 02109 (Tel: (617)570-7000)

   CLAIMS PROCEDURE

   If a claim for benefits by you or your beneficiary under the Plan is denied, either in whole or in part, the Committee will let the claimant know in writing within 90 days. If the claimant does not hear within 90 days, the claimant may treat the claim as if it had been denied. A notice of a denial of a claim will refer to a specific reason or reasons for the denial; will have specific references to the Plan provisions upon which the denial is based; will describe any additional material or information necessary for the claimant to perfect the claim and will explain why such material or information is necessary; and will have an explanation of the Plan's review procedure.

   The claimant will have 60 days after the date of the denial to ask for a review and a hearing. The claimant must file a written request with the Committee for a review. During this time the claimant may review pertinent documents and may submit issues and comments in writing.
   The Committee will have the discretion to decide whether a hearing is necessary. The Committee will have another 60 days in which to consider the claimant's request for review. If special circumstances require an extension of time for processing, the Committee will have an additional 60 days to answer the claimant. The claimant will receive a written notice if the extra days are needed. The claimant may submit in writing any document, issues and comments he may wish. The decision of the Committee will tell the claimant the specific reasons for its actions, and refer the claimant to the specific Plan provisions upon which its decision is based.

   YOUR RIGHTS UNDER ERISA

   The Plan is subject to Title I of ERISA and thus is governed by the reporting, disclosure, participation, vesting and fiduciary responsibility rules of ERISA. It is also subject to the amendments of the Code set forth in Title II of ERISA and the provisions of Title Ill regarding jurisdiction, administration and enforcement.

   As a participant in the Plan, you are entitled to certain rights and protection under ERISA. ERISA provides that all Plan participants shall be entitled to:

   (i) Examine, without charge, at the Committee's office all Plan documents, including insurance contracts, collective bargaining agreements and copies of all documents filed by the Plan with the United States Department of Labor, such as detailed annual reports and Plan descriptions.
   (ii) Obtain copies of all Plan documents and other Plan information upon written request to the Committee. The Committee may make a reasonable charge for the copies.
   (iii) Receive a summary of the Plan's annual financial report. The Committee is required by law to furnish each participant with a copy of the summary annual report.
   (iv) Obtain a statement telling you whether you have a right to receive a benefit at normal retirement age (age 65) and, if so, what your benefits would be at normal retirement age if you stop working under the Plan now. If you do not have a right to a benefit, the statement will tell you how many more years you have to work to get a benefit. This statement must be requested in writing and is not required to be given more than once a year. The Committee must provide the statement free of charge.

   In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called "fiduciaries'" of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and Beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA. If your claim for a benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Committee review and reconsider your claim. Under ERISA there are steps you can take to enforce the above rights. For instance, if you request materials from the Committee and do not receive them within 30 days, you may file suit in a federal court. In such a case the court may require the Committee to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Committee. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that the Plan fiduciaries misuse the Plan"s money, or if you are discriminated against for asserting your rights, you may seek assistance from the United States Department of Labor, or you may file suit in federal court. The court will decide who should pay the court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim to be frivolous.

   If you have any questions about the Plan, you should contact the Committee. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest area office of the United States Labor-Management Services Administration, Department of Labor.


           ADDITIONAL INFORMATION RELATING TO THE INVESTMENT FUNDS

   INVESTMENT FUNDS

   The value of Accounts invested in an Investment Fund other than the Common Stock Fund will be net of any investment manager fees that may be charged with respect to that particular Fund. The prospectus for each Fund describes the fees and expenses associated with investing in that Fund. You will not be charged any fees or expenses with respect to investments in the Common Stock Fund.

   You may upon request obtain additional information about each Investment Fund (e.g., each Fund's operating expenses, the prospectus and financial statements of each Fund and a list of assets comprising each Fund). If you need additional information regarding the investment alternatives, or if you have any questions about your ERISA rights, you may contact: Human Resource Support Services Department, NiSource Inc. 5265 Hohman Avenue, Hammond, Indiana 46320.

   Equity securities in these Investment Funds, except for the Common Stock Fund, will be voted by the Trustee. If you have invested in the Common Stock Fund, you are entitled to exercise any voting or tender rights attributable to your participation in this Fund. In this regard, prior to any shareholders meeting at which the Common Stock is entitled to be voted, or if there is a tender offer made for the Common Stock, you will receive information from the Trustee with instructions how to exercise your voting or tender rights. If you do not exercise your voting rights, the Trustee will not vote the shares representing your portion of this Fund. If you do not exercise your tender rights, the shares representing your portion of this Fund will not be tendered. If you exercise your tender rights, the proceeds obtained when your shares of Common Stock are sold will be invested in the Investment Funds, other than the Common Stock Fund, in the same proportions as are set forth in an investment election made by you. Pending receipt of an investment election, the proceeds will be invested in the Fidelity Cash Reserves.

   The Plan is intended to be a participant directed individual account plan as described in Section 404(c) of ERISA and the regulations found in 29 C.F.R. Section 2550.404c-1. Accordingly, fiduciaries of the Plan may be relieved of liability for any losses which are the direct and necessary result of investment instructions given by a participant or beneficiary.

   PURCHASES AND CONTRIBUTIONS OF COMMON STOCK FOR THE COMMON STOCK FUND

   The Common Stock is listed on the New York Stock Exchange. Purchases of shares of the Common Stock will normally be made as soon as practicable after the receipt by the Trustee of Company or Participant contributions which are to be invested in the Common Stock Fund. Purchases or sales of Common Stock will also normally be made as soon as practicable after the receipt of an election by a participant to transfer amounts to or from the Common Stock Fund. Each such purchase or sale will be made at the market price for Common Stock on the New York Stock Exchange at the time of such purchase or sale.

   RESALES OF COMMON STOCK

   There are generally no restrictions on the resale of Common Stock purchased for or contributed to the Common Stock Fund under the Plan unless such shares have been distributed to an employee who is deemed to be an "affiliate" of the Company at the time such employee resells such shares. An "affiliate" generally includes any control person or person who, directly or indirectly, has the power to direct or cause the direction of the management and policies of the Company, including any director, 10% shareholder of the Company, or officer of the Company who performs a policy-making function for the Company. An "affiliate" of the Company may resell Common Stock only pursuant to a registration statement or in accordance with Rule 144 or another available exemption under the Securities Act of 1933, as amended.


   In order to comply with Rule 144, a person is required, among other things, to sell his or her shares of Common Stock on the open market in brokers" transactions or in transactions with market makers. The number of shares sold within any three-month period also cannot exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume in Common Stock on all exchanges during the four calendar weeks preceding such sale. Adequate current public information concerning the Company must also be available at the time of such sale.

   RESULTS OF RECENT PERFORMANCE OF THE INVESTMENT FUNDS

   The following table sets forth certain information about the relative historical performance of each of the currently available Investment Funds (other than the Common Stock Fund) in which amounts credited to your Account may be invested. The information is taken from the prospectuses relating to such funds. Participants are advised that past performance is not necessarily indicative of the future performance of these funds.

              TOTAL RETURN PERFORMANCE BASED ON NET ASSET VALUE
            (NET OF ALL FEES AND EXPENSES) WITH ALL DISTRIBUTIONS

   NAME OF FUND                            1998    1997    1996    1995
   ------------                            ----    ----    ----    ----
   Fidelity Retirement Money Market
     Portfolio                             5.36%   5.43%   5.31%   5.79%
   Fidelity Intermediate Bond Fund         7.32%   7.57%   3.65%  12.81%

   Fidelity Growth & Income Portfolio     28.31%  30.17%  20.02%  35.38%
   Fidelity Magellan Fund                 33.63%  26.59%  11.69%  36.82%
   Fidelity Overseas Fund                 12.84%  10.92%  13.10%   9.06%

   Fidelity Small Cap Sector              -7.39%  27.25%  13.63%  26.63%
   Fidelity Puritan Fund                  16.59%  22.35%  15.15%  21.46%
   Spartan U.S. Equity Index Fund         28.48%  33.04%  22.73%  37.18%

        The following table provides information concerning the performance of the Common Stock in the preceding three fiscal years. Participants are advised that past performance is not necessarily indicative of the future performance of the Common Stock.

                                NISOURCE INC.
                          COMMON STOCK PERFORMANCE*

                 AS OF         STOCK PRICE       RETURN
                 -----          ----------       ------

                  12/31/94        $14.875         14.6%
                  12/31/95        $19.125         15.5%
                  12/31/96        $19.813         15.9%
                  12/31/97        $24.719         16.1%
                  12/31/98        $30.437         16.1%


   *Performance return information includes dividends paid on the Common
    Stock during the fiscal year.


                            AVAILABLE INFORMATION

   The Company has filed a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") covering up to 250,000 of the Common Stock, together with the associated preferred share purchase rights, to be offered and sold under the Plan. The following documents, which have been previously filed by the Company or the Plan, are incorporated by reference in the Registration Statement and this Prospectus:

        (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

        (b) The Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1998, June 30, 1998 and September 30, 1998; and

        (c) The description of the Common Stock contained in the Company's Registration Statement on Form 8-B, filed with the Commission on November 25, 1987.

   All documents subsequently filed by the Company and/or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered by the Registration Statement have been sold or which deregisters all securities then remaining unsold, shall also be deemed incorporated by reference in the Registration Statement and this Prospectus and to be a part thereof from the date of filing of such documents.

   The Company will provide, without charge, to each person eligible to participate in the Plan, upon written or oral request, (i) a copy of any of the documents which are incorporated by reference in the Registration Statement or this Prospectus, other than the exhibits to such documents (unless such exhibits are specifically incorporated by reference into the information that the Registration Statement incorporates), and (ii) a copy of its Annual Report to Shareholders for its most recent fiscal year. Requests for copies of such documents should be directed to Shareholder Services, NiSource Inc., 5265 Hohman Avenue, Hammond, Indiana 46320 (Telephone: 1-800-348-
   6466).

                           LIMITATION OF LIABILITY

   Neither the Company, NiSource, Columbia, nor any of their agents (including NiSource or Columbia if it is acting as such) in administering the Plan shall be liable for any act done in good faith or for the good faith omission to act in connection with the Plan. However, nothing contained herein shall affect a Participant's right to bring a cause of action based on alleged violations of federal securities laws.

                               USE OF PROCEEDS

   The Company does not anticipate that it will realize any net proceeds from the issuance of its Common Shares under the Plan.

                            PLAN OF DISTRIBUTION

   The Common Shares being offered hereby are offered pursuant to the Plan, the terms of which provide for the issuance of Common Shares in connection with investment of participant and employer contributions to the Plan.

                        DESCRIPTION OF COMMON SHARES

   The Company's certificate of incorporation authorizes the issuance of 400,000,000 Common Shares. The description of the Common Shares is incorporated by reference into this Prospectus. See "Where You Can Find More Information" for information on how to obtain a copy of this description.

                                   EXPERTS

   The consolidated financial statements and schedules of NiSource incorporated by reference herein have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

   The consolidated financial statements of Columbia incorporated in this document by reference herein have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

                                LEGAL MATTERS

   Certain legal matters in connection with the Company's Common Shares offered hereby have been passed upon for the Company by Schiff Hardin & Waite, Chicago, Illinois.

                                   PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

   ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The estimated expenses in connection with the offering are as follows:

        Registration fee under the Securities Act  . . . . . . . . .  $0*
        Legal fees and expenses  . . . . . . . . . . . . . . . . $15,000
        Accounting fees and expenses . . . . . . . . . . . . .   $ 5,000
        Miscellaneous  . . . . . . . . . . . . . . . . . . . .   $15,000
                                                                  ------

                       Total . . . . . . . . . . . . . . . . . . $35,000

   *Registration fee was previously paid in connection with the filing by Registrants of the Registration Statement on Form S-4 (File No. 333-33896).

   ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The Delaware General Corporation Law permits a corporation to indemnify any person who is a party or is threatened to be made a party to any action, suit or proceeding brought or threatened by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving as such with respect to another corporation at the request of the corporation, if that person acted in good faith, in the case of conduct in his or her official capacity, that person reasonably believed his or her conduct to be in the best interests of the corporation, or in the case of all other conduct, that person reasonably believed his or her conduct was not opposed to the best interests of the corporation, and with respect to any criminal action, that person had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her actions were unlawful.

        A corporation must indemnify a person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, because he or she is or was a director or officer or is or was serving at the request of the corporation as a director or officer of another corporation or other enterprise, if the person has been wholly successful in defense of the proceeding on the merits or otherwise. A corporation may advance expenses, including attorneys' fees, to any director or officer who is a party to a proceeding in advance of final disposition of the proceeding if the director or officer furnishes the corporation a written undertaking to repay the advance if it is ultimately determined that the director did not meet the required standard of conduct. Amounts to be indemnified include judgments, penalties, fines, settlements and reasonable expenses that were actually incurred by the person. However, if the proceeding was by or in the right of the corporation, the person will be indemnified only against reasonable expenses incurred and indemnification will not be provided if the individual is adjudged liable to the corporation in the proceeding.

        The Company's certificate of incorporation permits the Company to indemnify directors, officers, employees and agents of the corporation and its wholly-owned subsidiaries to the fullest extent permitted by law.

        As authorized under the Company's By-Laws and the Delaware General Corporation Law, the Company and its subsidiaries maintain insurance that insures directors and officers for acts committed in their capacities as such directors or officers that are determined to be not indemnifiable under the Company's indemnity provisions.

        Section 6.10 of the Agreement and Plan of Merger dated as of February 27, 2000, as amended and restated as of March 31, 2000, among Columbia Energy Group, NiSource Inc., New NiSource Inc., Parent Acquisition Corp., Company Acquisition Corp. and NiSource Finance Corp. (the "Merger Agreement") provides for indemnification by the Company under certain circumstances of the directors and officers of Columbia. Additionally, the Merger Agreement provides that the Company will maintain Columbia's existing officers' and directors' insurance policies or provide substantially similar insurance coverage for at least six years.

   ITEM 16.  EXHIBITS.

        The Exhibits filed herewith are set forth on the Exhibit Index filed as part of this Registration Statement.

   ITEM 17.  UNDERTAKINGS.

        The Registrants hereby undertake:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

   PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of an annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Merrillville, State of Indiana, on October 27, 2000.

                                      NEW NISOURCE INC.
                                      (Registrant)


                                  By: /s/ Gary L. Neale
                                      ------------------
                                      Gary L. Neale
                                      Chairman, President and
                                      Chief Executive Officer

                              POWER OF ATTORNEY

        Each director and officer of the Registrant whose signature appears below hereby authorizes the agent for service named in the registration statement to execute in the name of such person and to file any amendments to this registration statement necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in this registration statement as the agent for service deems appropriate, and any subsequent registration statement for the same offering that may be filed under Rule 462(b) under the Securities Act of 1933, as amended. Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

    Signature                Title                    Date
    ---------                -----                    ----

    /s/  Gary L. Neale       Chairman, President and  October 27, 2000
    -----------------------  Chief Executive Officer
    Gary L. Neale            (Principal Executive
                             Officer)


    /s/  Stephen P. Adik     Vice President and       October 27, 2000
    -----------------------  Director (Principal
    Stephen P. Adik          Financial and
                             Accounting Officer)

                                 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, NiSource Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Merrillville, State of Indiana, on October 27, 2000.

                                      NISOURCE INC.
                                      (Registrant)


                                 By:  /s/ Gary L. Neale
                                      ------------------------------
                                      Gary L. Neale
                                      Chairman, President and
                                      Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

    Signature                  Title                   Date
    ---------                  -----                   ----

    /s/ Gary L. Neale          Chairman, President     October 27, 2000
    -----------------------    and Chief Executive
    Gary L. Neale              Officer (Principal
                               Executive Officer)


    /s/ Stephen P. Adik        Senior Executive        October 27, 2000
    -----------------------    Vice President, Chief
    Stephen P. Adik            Financial Officer and
                               Treasurer (Principal
                               Accounting Officer)


    /s/ Steven C. Beering*     Director                October 27, 2000
    -------------------------
    Steven C. Beering

    /s/ Arthur J. Decio*       Director                October 27, 2000
    -------------------------
    Arthur J. Decio


    /s/ Dennis E. Foster*      Director                October 27, 2000
    -------------------------
    Dennis E. Foster


    /s/ James T. Morris*       Director                October 27, 2000
    -------------------------
    James T. Morris


    /s/ Ian M. Rolland*        Director                October 27, 2000
    -------------------------
    Ian M. Rolland


    /s/ John W. Thompson*      Director                October 27, 2000
    -------------------------
    John W. Thompson


    /s/ Robert J. Welsh*       Director                October 27, 2000
    -------------------------
    Robert J. Welsh


    /s/ Carolyn Y. Woo*        Director                October 27, 2000
    -------------------------
    Carolyn Y. Woo


    /s/ Roger A. Young*        Director                October 27, 2000
    -------------------------
    Roger A. Young



   *By:  /s/ Stephen P. Adik
        ------------------------
        Stephen P. Adik
        Attorney-in-Fact

                              INDEX TO EXHIBITS

   Exhibit
   Number    Description
   -------   -----------

   2* Agreement and Plan of Merger dated as of February 27, 2000, as amended and restated as of March 31, 2000, among Columbia Energy Group, NiSource Inc., New NiSource Inc., Parent Acquisition Corp., Company Acquisition Corp. and NiSource Finance Corp. (incorporated by reference to Annex I of the Joint Proxy Statement / Prospectus contained in the Company's Registration Statement on Form S-4/A (File No. 333-33896), filed with the Commission on April 24, 2000).

   4.1       Form of NiSource Inc. Tax Deferred Savings Plan.

   4.2** Rights Agreement between New NiSource Inc. and ChaseMellon Shareholder Services, L.L.C., as rights agent dated ______, 2000.

   5         Opinion of Schiff Hardin & Waite.

   23.1      Consent of Arthur Andersen LLP.

   23.2      Consent of Arthur Andersen LLP.

   23.3 Consent of Schiff Hardin & Waite (included in its opinion filed as Exhibit 5).

   24.1 Power of Attorney for New NiSource Inc. (included on signature page).

   24.2      Power of Attorney for NiSource Inc.

   __________

   * Incorporated by reference.
   ** To be filed by amendment.











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